Exhibit 10.36
SERVICES AGREEMENT
     Services Agreement (“Agreement”), effective as of August 1, 2006, is entered into by and between East West Resources Corporation, a corporation organized under the laws of the District of Columbia (“EWR”), and Emergent BioSolutions Inc., a corporation organized under the laws of the state of Delaware (“Emergent” and together with EWR, a “Party” or the “Parties”).
     WHEREAS, Emergent desires to retain EWR to undertake and perform for Emergent or any current or future subsidiary or affiliate of Emergent (collectively referred to as “Emergent”), the services described herein (hereinafter referred to as the “Services”) in accordance with the terms and conditions of this Agreement; and
     WHEREAS, EWR desires to perform the Services for Emergent in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set out herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be bound, agree as follows:
1.	Engagement. Emergent hereby retains EWR to provide the Services as set forth in Article 4, below.

2.	Affiliates. For the purposes of this Agreement, the word “Affiliate” shall mean any subsidiary, of Emergent including, without limitation, all entities in which Emergent maintains a direct or indirect investment interest.

3.	Compensation and Reimbursement of Expenses.
(a)	Fee. During the Term of this Agreement (as defined below), Emergent shall pay to EWR a fee of $2,450 per month (subject to a 3% increase on each anniversary date of this Agreement) payable within fifteen (15) days following the last day of the month in which Services are rendered. The fee is sole remuneration provided to EWR under this Agreement, and EWR shall be responsible for any taxes, charges, costs, insurance or other payments resulting from this Agreement.

(b)	Expenses. Emergent shall also reimburse all parking fees, tolls, and other similar expenses directly associated with provision of Services to Emergent, provided that such expenses are documented by a valid receipt if greater than US $20 and that the total expenses for any calendar month do not exceed US $200 without prior written approval by Emergent.
4.	Services. EWR agrees to provide the following Services: provision of an automobile (properly maintained and insured, and with fuel, licenses and fees fully paid by EWR), driver, and associated logistics support to Emergent as requested for an average of twenty (20) hours per week. Requests for the Services may be made by the Chief Executive Officer of Emergent or his designee. In providing the Services, EWR agrees that:
(a)	All EWR employees assigned to perform the Services are either citizens or permanent residents of the United States or are authorized to work in the United States through a valid work authorization issued by the US Department of Homeland Security, United States Citizenship and Immigration Services and possess (and agree to maintain) all licenses and certifications necessary to provide the Services.

(b)	All EWR employees assigned to perform the Services shall conduct themselves in a professional manner and shall be properly attired at all times.

(c)	All vehicles provided under this Agreement shall be clean, well kept, and properly maintained at all times.

(d)	EWR represents and warrants that EWR’s performance hereunder shall not conflict with any other agreements to which EWR is or hereafter becomes a party. EWR agrees not to enter into any agreement, written or oral, which may conflict with this Agreement.
5.	Independent Contractor Status.
(a)	The parties agree that EWR will act as an independent contractor in the performance of the Services under this Agreement. Accordingly, EWR shall be responsible for payment of all taxes including those arising out of EWR’s activities in accordance with this Agreement, including by way of illustration but not limitation, income tax, social security tax, unemployment taxes, and any other taxes or business license fees as required.

(b)	Nothing under the terms of this Agreement authorizes EWR to be an agent or legal representative of Emergent for any purpose whatsoever, and EWR is not granted hereunder any right or authority to make any representation, or to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Emergent in any manner whatsoever. Under no circumstances will EWR have the right or authority to obligate Emergent in a financial capacity for any amounts of money.

(c)	This Agreement shall not be deemed to create an employment agreement, joint venture, partnership, association or agency between the parties. The parties understand and agree that this Agreement is not a contract of employment, or an offer to enter into a contract of employment. EWR acknowledges that Emergent provides no benefits to EWR and waives any rights to any benefits that Emergent may provide to any of its employees including, without limitation, workman’s compensation; medical, health, life, dental or other forms of insurance; bonuses; vacation, holiday or sick leave; or any equity interests (i.e. stock options). The use of Emergent’s facilities and equipment and the facilities and equipment of any Affiliate of Emergent shall be done at Emergent’s sole discretion and solely as an accommodation to EWR in the performance of EWR’s duties under this Agreement.
6.	Confidentiality. Both Parties acknowledge that during the term of this Agreement, both Parties will have close contact with confidential and proprietary information of the other Party. Each Party agrees that it will keep secret all such confidential and proprietary information and will not intentionally disclose such information to anyone except as may be reasonably necessary for the performance of each Party’s duties under this Agreement. This obligation survives the termination or expiration of this Agreement. If confidential information is sought by any source, including any governmental organization, the disclosing party must immediately notify the non-disclosing party of such request and refuse to divulge any such information at least until a representative of the non-disclosing party is permitted to address the situation and either consents to the disclosure or has the opportunity to engage legal means to protect the disclosure of such information.

7.	Term and Termination.
(a)	This Agreement is for a one year term (“Term”) and shall automatically renew for an additional one year term upon the expiration of the then current Term, unless terminated by either Party with at least sixty (60) days notice prior to the end of the then current term.

(b)	This Agreement may be terminated immediately by either Party in the event of any default by the other Party in the performance of any of obligations under this Agreement or any breach of any representation or warranty contained herein which is not remedied to the reasonable satisfaction of the non-breaching Party within ten (10) days following delivery of notice of such breach.

(c)	This Agreement may be terminated without cause by either Party with no less than ninety (90) days notice to the other Party.

(d)	Upon termination of this Agreement, each Party shall return all property of the other Party in its possession or control.
8.	Compliance with Laws; Indemnification.
(a)	EWR shall observe and abide by all applicable international, federal, state, and local laws and rules and regulations with respect to the performance of the Services hereunder.

(b)	Each Party shall indemnify and hold harmless the other Party from and against any and all claims, losses, damage, liabilities, penalties, punitive damages, expenses and/or costs of any kind or amount whatsoever (including reasonable attorneys’ fees and expenses) incurred or paid after the date of this Agreement which result from or arise out of the indemnifying Party’s acts or omissions under or in connection with this Agreement. This indemnity shall survive the termination of this Agreement.
9.	Miscellaneous Provisions.
(a)	Non-Waiver. Failure by either Party at any time to require the performance of the other Party of any of the terms hereof shall in no way affect such Party’s right thereafter to enforce the same, nor shall the waiver by either Party of the breach of any provision hereof be taken or held to be a waiver of any succeeding breach.

(b)	Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

(c)	Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the State of Maryland, U.S.A.

(d)	Headings and Captions. The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit, or affect the scope or meaning of the provisions hereof.

(e)	Entire Agreement. This Agreement contains and represents the entire agreement of the parties and supercedes all prior agreements, representations, or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in writing signed by duly authorized representatives of both Parties. No representation, promise, or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise, or inducement not specifically set forth herein.

(f)	Assignability. This Agreement shall be binding upon and inure to the benefit of each Party and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld.

(g)	Arbitration. Any dispute arising out of or in connection with this Agreement shall be settled finally and exclusively by arbitration conducted in the English language in the Washington, D.C. metropolitan area. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect by a single arbiter appointed by the AAA. Notwithstanding any provision to the contrary in this sub-section (g), Emergent shall have the right to seek injunctive relief or other limited, provisional or equitable remedies in any court of competent jurisdiction.

(h)	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telefax, or similar form of telecommunication, and shall be deemed to have been given when received. Any notice of default shall be valid only if sent by two of the aforementioned means. Unless otherwise specified by the parties in writing, any such notice or communication shall be addressed to:

EWR:	East West Resources Corporation
Attn: Robert L. Smith, Jr.
1684 East Gude Drive, Rockville, MD 20850
Tel: (301) 217-9929
Fax. (301) 217-9935
Email: rsmith@ewrcorp.com

Emergent:	Emergent BioSolutions Inc.
Attn: Legal Department
300 Professional Drive
Gaithersburg, MD 20879
Tel: (301) 590-0129
Fax: (301) 590-1252
(i)	In no event shall either Party be liable for any consequential, special, punitive, exemplary, indirect or incidental damages arising from this agreement or performance under this agreement (including loss of anticipated profits, loss of use, or loss of product). This waiver applies regardless of whether or not the damages were foreseeable, and regardless of the theory or cause of action upon which the damages might be based.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the date and year first above written.

EAST WEST RESOURCES CORPORATION:		EMERGENT BIOSOLUTIONS INC.:

/s/ Robert L. Smith, Jr.		/s/ Daniel J. Abdun-Nabi

By:	Robert L. Smith, Jr.	By:	Daniel J. Abdun-Nabi
Title:	Vice President, Finance & Administration	Title:	Sr. Vice President Corporate Affairs, General Counsel

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